Anterix®

June 26, 2024

900 MHz Private Wireless Broadband:

A HIGHLY VALUABLE OPPORTUNITY

~$3B potential contracted proceeds in phased pipeline, in addition to ~$375M contracted proceeds from signed deals

Demonstrated Intent (DI) measures customers from the pipeline demonstrating their intent to move forward with Anterix 900 MHz.

A quantitative and fact based scorecard that combines public and private data to measure Anterix's relative confidence of each potential customer securing an agreement with Anterix for 900 MHz spectrum.



~$3.0B Pipeline
~$1.1B
~$375M
Contracted Proceeds
~$500M
~$1.4B
~$375M
Contracted Proceeds
Customer DI Threshold
~$1.0B
Customers in the pipeline with the Highest Demonstrated Intent Score
~$1.4B
~$2.0B
Customers in the pipeline with graduated scores of Demonstrated Intent but not yet at the DI threshold
Phase 1
Prospecting & Qualification
Phase 2
Pursuit & Proposal
Phase 3
Negotiation & Commitment

June 26, 2024 The following are the key updates to our Demonstrated Intent (DI) Scorecard since our February 2024 report. ANTERIX DEMONSTRATED INTENT SCORECARD UPDATE • Currently, 18 utilities are above the DI threshold, a point at which we believe indicates a high degree of confidence that a customer has demonstrated intent to move forward with Anterix on a 900 MHz contract at some point in the future. This is not meant to indicate these contracts are imminent. • These 18 utilities represent approximately $1B in potential contracted proceeds. All reside in phases 2 or 3 of our pipeline. • Of the utilities below the DI threshold, 8 have added a net total of 10 DI indicators to their scorecard since our last update. ANTERIX PIPELINE UPDATE As of this update, we have signed approximately $375M in contracts and have remaining in our pipeline approximately $3B of prospective contract opportunities. Approximately $500M in potential contracted proceeds resides in Phase 3. DEMONSTRATED INTENT OVERVIEW Since February of 2023, we have committed to share with our investors data regarding both the three phases of our pipeline as well as updates on our DI scorecard, a fact-based analysis that allows investors to understand how we assess utilities’ intent to move forward with 900 MHz private wireless broadband. Utilities’ passage through the phases of our pipeline does not provide a sufficiently full picture of customer progress, nor does it represent our basis for confidence in the market. As we reported last year, there is a complementary, clearer, more transparent way to show investors the progress we are making in achieving our goal of being the de facto provider of private wireless broadband to utilities. The analysis behind our DI scorecard includes tracking of 20 individual pre-determined indicators for each customer in our pipeline; scoring each indicator based on our fixed assessment of its relative importance; and then calculating a combined “Demonstrated Intent” score for each prospective customer. The 20 individual indicators do not change from quarter to quarter. If the sum of the analysis places a utility over a certain threshold, we conclude that we have high confidence that a customer has demonstrated an intent to move forward with Anterix on a 900 MHz contract. A number of these indicators are based on publicly available information, while others are based on the information utilities have shared with us pursuant to a Non-Disclosure Agreement. Examples of the data and information that is publicly available include categories such as “regulatory or rate case filings” or “public statements of intent made through participation on panels or in interviews and articles,” “membership in our Utility Strategic Advisory Board,” “active participation in the Utility Broadband Alliance,” “filing for 900 MHz Experimental Licenses.” For those indicators supported by private data, many are definitive and measurable, such as “whether the utility has requested and received 900 MHz spectrum pricing,” “whether the utility has issued an RFP where 900 MHz is defined as the primary spectrum band,” “whether there is a verbal agreement on deal terms,” “whether the utility has pursued BIL funding to support a private LTE project,” or one of the top indicators, “whether we have engaged in contract negotiations.” While the significance of the indicators does vary, several are highly validating all on their own, but in isolation don’t confirm that a contract is highly likely with Anterix. It is the totality of activity that lets us know whether the DI threshold has been crossed and, in turn, informs our confidence level that a utility is demonstrating its intent to proceed with deploying 900 MHz spectrum. The DI scorecard enables us to quantify and weigh the tangible investments of time and resources our target customers make well before entering into a contract. Collectively, the indicators of customer investment of time and resources in 900 MHz broadband, as reflected in our DI scorecard, are the signs that we regularly see, and that you hear us referencing when we say that we see momentum increasing. The attached graphic provides a high-level summary of both the pipeline and the DI scorecard. Forward Looking Statements Certain statements contained in this fact sheet constitute forward- looking statements within the meaning of the federal securities laws that involve risks and uncertainties. Forward-looking statements include, without limitation, any statement that may predict, forecast, indicate or imply future events or achievements such as statements in this fact sheet related to Anterix’s business or financial results or outlook. Actual events or results may differ materially from those contemplated in this fact sheet. Forward-looking statements speak only as of the date they are made and readers are cautioned not to put undue reliance on such statements, as they are subject to a number of risks and uncertainties that could cause Anterix’s actual future results to differ materially from results indicated in the forward-looking statement. Such statements are based on assumptions that could cause actual results to differ materially from those in the forward-looking statements, including: (i) the significance of Demonstrated Intent Scores and our ability to measure Demonstrated Intent, (ii) the timing of payments under customer agreements, (iii) Anterix’s ability to clear the 900 MHz Broadband Spectrum on a timely basis and on commercially reasonable terms; and (iv) Anterix’s ability to qualify for and timely secure broadband licenses. Actual events or results may differ materially from those contemplated in this fact sheet. Anterix’s filings with the Securities and Exchange Commission (“SEC”), which you may obtain for free at the SEC’s website at http://www. sec.gov, discuss some of the important risk factors that may affect the company’s financial outlook, business, results of operations and financial condition. Anterix undertakes no obligation to update publicly or revise any forward-looking statements contained herein.

Demonstrated Intent is a key performance indicator used by Anterix management to track and score business development. Customers with a high DI score have not contractually committed to doing business with Anterix. Anticipated contracted proceeds are derived from Anterix benchmarking of spectrum transactions of similar size to anticipated customer contracts. There can be no assurance that Anterix will enter into agreements with any customer in its pipeline, including customers who have some level of DI or those customers with the highest DI, or realize the potential contracted proceeds indicated herein. June 26, 2024